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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the captions "Summary Mercator Selected Historical Financial Data," "Mercator Selected Historical Financial Data" and "Experts" and to the use of our report dated February 14, 1997, with respect to the financial statements of Mercator Genetics, Inc. (a development stage company) included in the Proxy Statement of Mercator Genetics, Inc. and in the Prospectus of Progenitor, Inc. that are made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-23389) of Progenitor, Inc. for the registration of 3,700,000 shares of its common stock.



                                          /s/ ERNST & YOUNG LLP


Palo Alto, California


May 7, 1997